Exhibit 16.2

DLL CPAS LLC 201

West Charlton Street

Savannah, GA 31401

July 14, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:     Omni Shrimp, Inc.

We have read the statements made by Omni Shrimp, Inc. in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Yours truly,

/s/ DLL CPAS LLC